EXHIBIT 99.1
News Release            News Release         News Release          News

FOR IMMEDIATE RELEASE

Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS SECOND QUARTER EPS OF $2.10

QUARTERLY RESULTS INCLUDED GAIN FROM LOAN PORTFOLIO SALE, RESTRUCTURING CHARGE AND ELEVATED SPENDING ON GROWTH INITIATIVES

BUSINESS PERFORMANCE REFLECTS HIGHER CARD MEMBER SPENDING, LENDING MOMENTUM, STRONG CREDIT QUALITY AND COST CONTROLS

(Millions, except percentages and per share amounts)

	Quarters Ended June 30,		Percentage Inc/(Dec)	Six Months Ended June 30,		Percentage Inc/(Dec)
	2016	2015		2016	2015
Total Revenues Net of Interest Expense	$8,235	$8,284	(1)	$16,323	$16,234	1
Net Income	$2,015	$1,473	37	$3,441	$2,998	15
Earnings Per Common Share – Diluted: Net Income Attributable to Common Shareholders[1]	$2.10	$1.42	48	$3.54	$2.90	22
Average Diluted Common Shares Outstanding	941	1,013	(7)	952	1,018	(6)
Return on Average Equity	26.4%	28.1%		26.4%	28.1%

New York – July 20, 2016 - American Express Company (NYSE: AXP) today reported second-quarter net income of $2.0 billion, up 37 percent from $1.5 billion a year ago. Diluted earnings per share increased 48 percent to $2.10, up from $1.42 a year ago.

Net income from the quarter included a gain of $1.1 billion ($677 million after-tax) from the previously announced sale of the company’s Costco U.S. cobrand card portfolio and a $232 million ($151 million after-tax) restructuring charge related to the company’s efforts to reduce its cost base.

Second-quarter consolidated total revenues net of interest expense were $8.2 billion, down 1 percent from $8.3 billion a year ago.  Excluding the impact of foreign exchange rates due to the impact of a stronger U.S. dollar on international operations, adjusted revenues increased 1 percent, reflecting higher net card fees and net interest income.2 These benefits were offset in part by lower Costco-related revenues and a decrease in the average discount rate.

[1]	Represents net income less (i) earnings allocated to participating share awards of $17 million and $11 million for the three months ended June 30, 2016 and 2015, respectively, and $28 million and $22 million for the six months ended June 30, 2016 and 2015, respectively, and (ii) dividends on preferred shares of $19 million and $20 million for the three months ended June 30, 2016 and 2015, respectively, and $40 million and $20 million for the six months ended June 30, 2016 and 2015, respectively.

[2]	As reported in this release, FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended June 30, 2016 apply to the period(s) against which such results are being compared). FX-adjusted revenues and expenses constitute non-GAAP measures. The company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

Consolidated provisions for losses were $463 million, down 1 percent from $467 million a year ago.  Credit quality remained strong during the quarter.  The prior period included $57 million of credit costs associated with the cobrand loan portfolio subsequently classified as “Held for Sale”; the credit costs associated with that portfolio for the current quarter were reported in other operating expenses.

Consolidated expenses were $4.8 billion, down 15 percent from $5.6 billion a year ago.  The decrease reflected the gain from the loan portfolio sale, which was reported as an expense reduction.  Expenses for the quarter also reflected the previously mentioned restructuring charge, as well as elevated levels of investment spending on growth initiatives.  Operating expenses were down 31 percent versus the prior year. Excluding the portfolio sale gain and restructuring charge, adjusted operating expenses were flat.3

The effective tax rate for the quarter was 33 percent, down from 34 percent a year ago.

The company’s return on average equity (ROE) was 26.4 percent, down from 28.1 percent a year ago.

“Operating results were solid this quarter and consistent with the financial outlook we provided earlier in the year,” said Kenneth I. Chenault, chairman and chief executive officer.  “We are making good progress on our initiatives to accelerate growth: acquiring 3 million new proprietary cards worldwide; generating additional spending on our global network; expanding merchant coverage; and continuing to meet the borrowing needs of Card Members while maintaining strong credit quality.

“During the quarter, we again made substantial investments in marketing and technology to help grow the business.  At the same time, operating expenses continued to be well managed, and we moved forward aggressively with plans to take $1 billion out of our cost base on a run-rate basis by the end of 2017.

“We have returned a record amount of capital to shareholders so far this year, with share repurchases totaling $1.7 billion in the second quarter and a record $2.8 billion year to date.  With our completion of the Federal Reserve’s annual stress test, we now plan to increase the quarterly dividend by 10 percent to 32 cents per share and repurchase up to an additional $3.3 billion shares over the next four quarters.

“As expected, the quarter included a substantial gain from the sale of the cobrand loan portfolio and a restructuring charge related to the initiative to reset our expense base.  We also continued to see the impact of a lower merchant discount rate and a strong U.S. dollar on our international operations.

“Worldwide billed business grew 3 percent from a year ago.  Adjusted for Costco/FX, those volumes rose 8 percent from a year ago.  Total loans decreased 13 percent, while adjusted loans rose 13 percent after excluding the HFS portfolios and the impact of foreign exchange rates.4  Those adjusted numbers benefited from increased usage of their other American Express Cards by former Costco cobrand Card Members.

[3]
Operating expenses represent salaries and employee benefits, professional services, occupancy and equipment, communications, and other, net. Adjusted operating expenses is a non-GAAP measure. Management believes adjusted operating expenses is a useful metric for evaluating the company’s ongoing performance and cost reduction efforts. See Appendix I for a reconciliation to operating expenses on a GAAP basis.

[4]	Adjusted loans excludes for Q2’15 Card Member balances related to cobrand partnerships with Costco in the U.S. and JetBlue, which were reclassified as held for sale effective December 2015 (the HFS portfolios), and the impact of foreign exchange rates. See Appendix I for a reconciliation to Card Member loans held for investment on a GAAP basis. Management believes the presentation of adjusted loans is useful in evaluating the ongoing performance of the company’s loan portfolio.

“We’re encouraged by progress so far this year and plan to continue spending at elevated levels during the remainder of 2016 in order to capitalize on the opportunities we see in a very competitive marketplace.  Notwithstanding that higher level of spending, we expect 2016 results to be at the high end of the range we shared earlier this year.5 Our expectations for 2017 remain unchanged, and we will stay focused on accelerating revenue growth, resetting our cost base and optimizing the investments we’re making in the business.5”

Segment Results

U.S. Consumer Services reported second-quarter net income of $1.1 billion, up 74 percent from $613 million a year ago.

Total revenues net of interest expense decreased 3 percent to $3.2 billion from $3.3 billion a year ago.  The decrease primarily reflected the decline in Costco-related revenues from year-ago levels, as well as an increase in cash rebate rewards.

Provisions for losses totaled $237 million, down 2 percent from $243 million a year ago.  Credit quality remained strong during the quarter.  Certain credit costs associated with the cobrand loan portfolio classified as “Held for Sale” during the quarter were reported in other operating expenses.

Total expenses were $1.3 billion, down 40 percent from $2.1 billion a year ago. The decrease reflected a portion of the gain from the loan portfolio sale, which was reported as an expense reduction.  That gain was offset in part by higher levels of investment spending on growth initiatives and a portion of the previously mentioned restructuring charge.

The effective tax rate was 37 percent compared to 35 percent a year ago.

International Consumer and Network Services reported second-quarter net income of $228 million, up 18 percent from $193 million a year ago.

Total revenues net of interest expense were $1.4 billion, up 6 percent (up 11 percent FX-adjusted2) from $1.3 billion a year ago. The increase primarily reflected higher bank partnership revenues and Card Member spending.

Provisions for losses totaled $78 million, up 3 percent from $76 million a year ago.

[5]	The company’s EPS outlook for 2016 and 2017 remains unchanged. On a GAAP basis, which includes the restructuring charges recognized in the first half of 2016, the EPS outlook for 2016 is between $5.19 and $5.49. The adjusted EPS outlook, a non-GAAP measure, is between $5.40-$5.70 for 2016 (which excludes the restructuring charges recognized in the first half of 2016) and at least $5.60 for 2017. Management is not able to estimate the impact of restructuring charges or other contingencies for the remainder of 2016 or 2017. See Appendix I for a reconciliation to EPS on a GAAP basis. Management believes the presentation of an adjusted EPS outlook is useful as it is consistent with the outlook provided at the company’s Investor Day, at which point restructuring charges and other contingencies were not estimable.

Total expenses were $1.1 billion, up 4 percent (up 7 percent FX-adjusted2) from $1.0 billion a year ago. The increase reflected higher investment spending on growth initiatives, as well as a portion of the previously mentioned restructuring charge.

The effective tax rate was 17 percent, down from 19 percent a year ago.

Global Commercial Services reported second-quarter net income of $576 million, up 5 percent from $550 million a year ago.

Total revenues net of interest expense were $2.5 billion, unchanged from a year ago.

Provisions for losses totaled $139 million, up 2 percent from $136 million a year ago.

Total expenses were $1.4 billion, down 4 percent from $1.5 billion a year ago. The decrease primarily reflected a portion of the gain from the loan portfolio sale (which was reported as an expense reduction).  That benefit was offset in part by a portion of the restructuring charge mentioned earlier and higher levels of investment spending on growth initiatives.

The effective tax rate was 37 percent, up from 35 percent a year ago.

Global Merchant Services reported second-quarter net income of $373 million, up 1 percent from $369 million a year ago.

Total revenues net of interest expense were $1.1 billion, down 3 percent from $1.2 billion a year ago. Higher Card Member spending was offset by a lower average discount rate this quarter.

Total expenses were $547 million, down 7 percent from $586 million a year ago, largely due to the OptBlue program, which represents a growing share of the company’s merchant coverage and does not entail merchant acquirer payments.

The effective tax rate was 38 percent, up from 37 percent a year ago.

Corporate and Other reported second-quarter net loss of $229 million compared with net loss of $252 million a year ago.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products, services and corporate responsibility information: charge and credit cards, business credit cards, Plenti rewards program, travel services, gift cards, prepaid cards, merchant services, corporate card, business travel and corporate responsibility.

This earnings release should be read in conjunction with the Company’s statistical tables for the second quarter 2016, available on the American Express website at http://ir.americanexpress.com and in a Form 8-K filed today with the Securities and Exchange Commission.

An investor conference call will be held at 5:00 p.m. (ET) today to discuss second-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public on the above-mentioned American Express Investor Relations website. A replay of the conference call will be available later today at the same website address.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance and which include management’s outlook for 2016-2017, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:
•	the Company’s ability to achieve its earnings per common share outlook for 2016 and 2017, including its earnings expectations for the second half of 2016, which will depend in part on the following: revenues growing consistent with current expectations, which could be impacted by, among other things, weakening economic conditions in the United States or internationally, a decline in consumer confidence impacting the willingness and ability of Card Members to sustain spending, a further decline in airfare and gas prices, a further strengthening of the U.S. dollar, a greater erosion of the average discount rate than expected, a greater impact on discount revenue from cash back, GNS volumes and cobrand partner and client incentive payments, continued cautious spending by large and global corporate Card Members and lower spending on new cards acquired than estimated; the Company’s success in addressing competitive pressures and implementing its strategies and business initiatives, including growing profitable spending from new and existing Card Members, increasing penetration among middle market and small business clients, expanding its international footprint, growing loyalty coalitions and increasing merchant acceptance; the impact of any future restructuring charges or other contingencies, including, but not limited to, litigation-related expenses, impairments, the imposition of fines or civil money penalties, an increase in Card Member reimbursements and changes in reserves; credit performance remaining consistent with current expectations; continued growth of Card Member loans; the ability to continue to realize benefits from restructuring actions and operating leverage at levels consistent with current expectations; the amount the Company spends on growth initiatives; changes in interest rates beyond current expectations; the impact of regulation and litigation, which could affect the profitability of the Company’s business activities, limit the Company’s ability to pursue business opportunities, require changes to business practices or alter the Company’s relationships with partners, merchants and Card Members; the Company’s tax rate remaining consistent with current expectations, which could be impacted by, among other things, the Company’s geographic mix of income being weighted more to higher tax jurisdictions than expected, changes in tax laws and regulation (including the adoption of the Treasury regulations under Section 385 of the U.S. Internal Revenue Code as currently proposed) and unfavorable tax audits and other unanticipated tax items; the impact of accounting changes and reclassifications; and the Company’s ability to continue executing its share repurchase program;
•	the actual amount to be spent on growth initiatives, including on marketing and promotion, Card Member services and technology development, as well as the timing of any such spending, which will be based in part on management’s assessment of competitive opportunities; overall business performance; prior commitments, contractual obligations with business partners and other fixed costs relative to revenue levels; management’s ability to identify attractive investment opportunities and make such investments, which could be impacted by business, regulatory or legal complexities; and the Company’s ability to realize efficiencies, optimize investment spending and control expenses to fund such spending;
•	the ability of the Company to reduce its overall cost base by $1 billion by the end of 2017, which will depend in part on the timing and financial impact of current and future reengineering plans (including whether the Company will recognize restructuring charges in future periods), which could be impacted by factors such as the Company’s inability to mitigate the operational and other risks posed by potential staff reductions, the Company’s inability to develop and implement technology resources to realize cost savings, underestimating hiring needs related to some of the job positions being eliminated and other employee needs not currently anticipated, lower than expected attrition rates and higher than expected redeployment rates; the ability of the Company to reduce annual operating expenses, which could be impacted by, among other things, the factors identified below; and the ability of the Company to optimize and lower marketing and promotion expenses, which could be impacted by higher advertising and Card Member acquisition costs, competitive pressures that may require additional expenditures or limit the Company’s ability to reduce costs, the availability of opportunities to invest at a higher level due to favorable business results and changes in macroeconomic conditions;
•	the ability to reduce annual operating expenses, which could be impacted by increases in significant categories of operating expenses, such as consulting or professional fees, including as a result of increased litigation, compliance or regulatory-related costs, technology costs or fraud costs; the ability of the Company to develop, implement and achieve substantial benefits from reengineering plans; higher than expected employee levels; the impact of changes in foreign currency exchange rates on costs; the payment of civil money penalties, disgorgement, restitution, non-income tax assessments and litigation-related settlements; impairments of goodwill or other assets; management’s decision to increase or decrease spending in such areas as technology, business and product development and sales forces depending on overall business performance; greater than expected inflation or merit increases; the Company’s ability to balance expense control and investments in the business; the impact of accounting changes and reclassifications; and the level of M&A activity and related expenses;

•	the Company’s lending write-off rates changing differently than current expectations and provision expense being higher than current expectations, which will depend in part on changes in the level of loan balances, delinquency rates of Card Members, loans related to new Card Members performing as expected, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;
•	the Company’s ability to execute against its lending strategy to grow Card Member loans as well as non-card loans without changing the overall risk profile of the Company, which may be affected by increasing competition, brand perceptions and reputation, the Company’s ability to manage risk in a growing Card Member loan portfolio, and the behavior of Card Members and their actual spending and borrowing patterns, which in turn may be driven by the Company’s ability to issue new and enhanced card products, offer attractive non-card lending products, attract new customers, reduce Card Member attrition and capture a greater share of existing Card Members’ spending and borrowings;
•	the possibility that the Company will not fully execute on its plans for OptBlue to significantly increase merchant coverage, which will depend in part on the success of OptBlue merchant acquirers in signing merchants to accept American Express, which could be impacted by the pricing set by the merchant acquirers, the value proposition offered to small merchants and the efforts of OptBlue merchant acquirers to sign merchants for American Express acceptance, as well as the willingness of Card Members to use American Express cards at small merchants and of those merchants to accept American Express cards;
•	the ability of the Company to capture small business and middle market spending, which will depend in part on the willingness and ability of companies to use credit and charge cards for procurement and other business expenditures, perceived or actual difficulties and costs related to setting up card-based B2B payment platforms, the ability of the Company to offer attractive value propositions and card products to potential customers, the Company’s ability to enhance and expand its payment solutions, and the effectiveness of the Company’s marketing and promotion of its corporate payment solutions and small business card products to potential customers;
•	the ability of the Company to grow internationally, which could be impacted by regulation and business practices, such as those favoring local competitors or prohibiting or limiting foreign ownership of certain businesses, the Company’s ability to partner with additional GNS issuers and the success of GNS partners in acquiring Card Members and/or merchants, political or economic instability, which could affect lending and other commercial activities, the Company’s ability to tailor products and services to make them attractive to local customers, and competitors with more scale and experience and more established relationships with relevant customers, regulators and industry participants;
•	the Company’s ability to attract and retain Card Members as well as capture the spending and borrowings of our customers, including former Costco cobrand Card Members, consistent with current expectations, which will be impacted in part by competition, brand perceptions (including perceptions related to merchant coverage) and reputation and the ability of the Company to develop and market value propositions that appeal to Card Members and new customers and offer attractive services and rewards programs, which will depend in part on ongoing investment in marketing and promotion expenses, new product innovation and development, acquisition efforts and enrollment processes, including through digital channels, and infrastructure to support new products, services and benefits;

•	the erosion of the average discount rate by a greater amount than anticipated during the second half of 2016, including as a result of changes in the mix of spending by location and industry, merchant negotiations (including merchant incentives, concessions and volume-related pricing discounts), faster conversion of existing merchants in the OptBlue program than expected, competition, pricing regulation (including regulation of competitors’ interchange rates in the EU and elsewhere) and other factors;
•	uncertainty relating to the ultimate outcome of the antitrust lawsuit filed against the Company by the U.S. Department of Justice and certain state attorneys general, including the success or failure of our appeal and the impact on existing private merchant cases and potentially additional litigation and/or arbitrations;
•	changes affecting the ability or desire of the Company to return capital to shareholders through dividends and share repurchases, which will depend on factors such as approval of the Company’s capital plans by its primary regulators, the amount the Company spends on acquisitions and the Company’s results of operations and capital needs in any given period; and
•	factors beyond the Company’s control such as changes in global economic and business conditions, consumer and business spending, the availability and cost of capital, unemployment rates, geopolitical conditions (including potential impacts resulting from the proposed exit of the U.K. from the European Union), foreign currency rates and interest rates, as well as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, health pandemics, terrorism, cyber attacks or fraud, all of which could significantly affect spending on American Express cards, delinquency rates, loan balances and results of operation or disrupt the Company’s global network systems and ability to process transactions.
A further description of these uncertainties and other risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and the Company’s other reports filed with the Securities and Exchange Commission.

American Express Company	(Preliminary)
Appendix I
Reconciliations of Adjustments
(Millions, except percentages and per share information)

	Quarters Ended
	June 30, 2016	June 30, 2015	YOY% Change
Adjusted Operating Expenses
Operating expenses (A)	$1,921	$2,785	(31)
Gain on sale of Costco portfolio (pre-tax)	1,091	-
Restructuring charge (pre-tax)	232	-
Adjusted Operating Expenses	$2,780	$2,785	-

Total Loans
Card Member loans held for investment and Other loans	$61.1	$70.0	(13)
Card Member loans held for investment related to cobrand partnerships with Costco in the U.S. and JetBlue (B)	-	15.0
Total loans held for investment excluding loans related to Costco in the U.S. and JetBlue	$61.1	$55.0	11
Fx Adjusted loans held for investment excluding loans related to Costco in the U.S. and JetBlue (C)	$61.1	$54.2	13

2016 Earnings per Share (EPS) Outlook	FY'16 EPS Range
EPS Outlook excluding restructuring charges and other contingencies	$5.40	$5.70
Q1'16 restructuring charge per share (pre-tax)	0.08	0.08
Tax impact of Q1'16 restructuring charge per share	(0.03)	(0.03)
After-tax impact of Q1'16 restructuring charge per share	$0.05	$0.05
Q2'16 restructuring charge per share (pre-tax)	0.25	0.25
Tax impact of Q2'16 restructuring charge per share	(0.09)	(0.09)
After-tax impact of Q2'16 restructuring charge per share	$0.16	$0.16
US GAAP EPS Outlook - Including YTD Restructuring (D)	$5.19	$5.49

Notes:
(A)	Operating Expenses represent salaries and employee benefits, professional services, occupancy and equipment, communications, and other, net.
(B)	Costco and JetBlue loans reclassified as held for sale effective December 2015. The Costco and JetBlue portfolios were sold as of June 17, 2016 and March 18, 2016, respectively.
(C)
FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e. assumes the foreign exchange rates used to determine results for Q2'16 apply to the period(s) against which such results are being compared).  The Company believes the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

(D)	Reflects restructuring charges recognized in the first half of 2016. Management is not able to estimate restructuring charges or other contingencies for the remainder of 2016.